EXHIBIT 2

Joint Filing Agreement

Amendment No. 7 to Schedule 13D (the “Statement”) is filed on behalf of each of the following reporting parties: Salah N. Osseiran, Salah N. Osseiran Trust, and Fairford Holdings Limited (individually, a “Reporting Party” and collectively, “Reporting Parties”). Each Reporting Party hereby agrees and consents to the joint filing of the Statement on behalf of each Reporting Party pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. Each Reporting Party represents that he or it, as the case may be, is eligible to file the Statement. Each Reporting Party understands that he or it, as the case may be, is responsible for the timely filing of the Statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Party contained in the Statement; each Reporting Party understands that he or it, as the case may be, is not responsible for the completeness or accuracy of the information concerning the other Reporting Parties making this filing unless such Reporting Party knows or has reason to believe that such information is inaccurate. The Statement and this Joint Filing Agreement may be executed in more than one counterpart.

Date: October 19, 2015	By:	/s/ Salah N. Osseiran
	Name:	Salah N. Osseiran

SALAH N. OSSEIRAN TRUST
	By:	GESTRUST SA, as Trustee

Date: October 19, 2015	By:	/s/ Diana Brush
	Name:	Diana Brush
	Title:	Senior Trust Manager

FAIRFORD HOLDINGS LIMITED

Date: October 19, 2015	By:	/s/ Bengt Dahl
	Name:	Bengt Dahl
	Title:	Director